Final Transcript

Oct 12, 2011 / 02:00PM GMT, VOXX - Q2 2012 Audiovox Corp Earnings Conference Call

Final Transcript

Conference Call Transcript VOXX - Q2 2012 Audiovox Corp Earnings Conference Call Event Date/Time: Oct 12, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener
GW Communications - IR
Patrick Lavelle
Audiovox Corp. - President & CEO
Michael Stoehr
Audiovox Corp. - SVP & CFO

CONFERENCE CALL PARTICIPANTS
Matt Spratford
Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Audiovox fiscal second-quarter conference call. My name is Tony, and I will be your operator for today.

At this time all participants are in the listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions).

I would now like to turn the conference over to your host for today's call, Mr. Glenn Wiener. Please proceed.

Glenn Wiener - GW Communications - IR

Thank you and welcome to Audiovox's fiscal 2012 second-quarter and six-month results conference call. As you know, today's call is being webcast on our website, www.Audiovox.com, and can be accessed in the Investor Relations section.

With us today are Patrick Lavelle, President and Chief Executive Officer; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, Chairman of the Board.

Before we begin, I would quickly like to remind everyone that except for historical information contained herein, the statements made on today's call and in today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011.

I'd like to thank you for your participation this morning, and at this time I'd like to turn the call over to Patrick Lavelle. Pat?

Patrick Lavelle - Audiovox Corp. - President & CEO

Thanks, Glenn. I hope you all enjoyed the holiday weekend and good morning. In the second quarter, our sales were up $29 million, or 22.5%, driven primarily by our Klipsch audio business, growth in our mobile OE segment, and international sales. Our margins continue to increase with the shift in our product mix and came in at 27.7%, which is 650 basis points higher than the second quarter last year.

Core overhead, excluding the addition of expenses associated with Klipsch, acquisition-related costs, and stock-based compensation expenses declined by over $1 million for both the three months and six months period. This helped us post an improvement in our operating income of $7.5 million.

Through the first half of the year, our business performed mostly to plan, and we posted net income of $0.26 versus $0.08. Additionally, we reported adjusted EBITDA of $19.9 million, which represents a $12.4 million improvement year over year.

Before I go into the details and highlight some of our key product drivers, I want to start by saying that like most in our industry we're seeing a slow retail environment. Consumer confidence is near record lows, and our customers from discount chains and independent stores to big box retailers remain cautious in their buying even as we approach the all-important holiday season.

That said, we are loading in product at retail as projected. However, should the holiday season materialize differently than we expect, sales may be lighter than forecast in the third quarter. We'll have a much clearer sense of our full-year top line in January when we report our third-quarter results.

However, given that our bottom-line performance through the first half of the year is tracking ahead of plan and the fact that our margins and costs are better than our initial forecasts, we remain on track to meet our income and EBITDA guidance for the year.

The financial makeup of Audiovox has and continues to change for the better, and I feel good about the future direction of the Company. The major things standing in our way is the economy, and while we may hit some speed bumps along the way, we are generating cash and improving profitability.

Moving onto our groups, sales for our consumer accessory group were down, although margins were up considerably, over 600 basis points versus Q2 last year, which is a direct result of our strategy to focus on higher margin categories. We're compensating slowness by expanding distribution channels beyond traditional CE outlets and have several new product introductions slated for the second half, which should help us offset the softness at retail.

Specifically, we continue to grow in the wireless speaker category under the Acoustic Research brand and are now selling in the hardware and home improvement channels with new accounts like Menards, True Value, Lowe's, and Bed, Bath & Beyond. We are actively pursuing the growing hotel industry segment to supply a variety of products, including universal remote controls, a move that will increase volume in this category.

The portable power charging market is an area for potential growth as well. Consumers continue to add new charging stations and other devices in their households, and we have a series of new smart phone and tablet charging stations, which will be in stores by the holiday season. They include a unique USB charging clock radio, cradle-styled charging stations, and a new wall plate charger which fits over traditional wall plates and allows for discreet charging of smartphone and tablet devices. All these products have met with good response at retail.

We are also excited about Symphonix, our personal sound amplifier, which just launched at over 2000 RadioShack stores. Statistics show that there is a growing demographic of active baby boomers who simply want to hear better. Symphonix is a unique, nonmedical solution for enhanced hearing in all kinds of situations. In fact, they are like readers for your ears. We believe the RCA Symphonix and the Acoustic Research PSA will have global appeal at retailers, eye care facilities, and health chains.

On the mobile side of our business, for the quarter, OE sales were up, and all signs are indicating that we will be in line with projections. Specifically, our Invision acquisition is performing well and exceeding plan. Car sales are now running at an annualized 13.1 million pace, and our top OEM customers are showing year-over-year gains. The Japanese car manufacturers are still feeling the effects of supply shortages, but they are expected to ease over the fourth quarter, and that should help us meet or possibly exceed our goals in OE for the year.

Turning to the aftermarket, our OE style radios are gaining traction. These products allow the consumer to upgrade the vehicle sound system without having to tack on costly upgrade packages, giving the consumer some of the most sought after upgrade features like built-in navigation, Bluetooth, high res touch screen displays, satellite radio, and compatibility with Apple devices.

In satellite radio, during the third calendar quarter, we will introduce a brand-new suite of SiriusXM 2.0 products designed to increase available channels and broaden content, and we expect this to increase sales. These aftermarket systems will be the first to market with 2.0 features. OE systems will follow a year or two later.

We are targeting the new location-based services market, and we have several new product initiatives set to launch in this category. As you probably saw this morning, we announced a collaboration agreement with Sprint to market our first LBS product, an onboard diagnostic device, an OBD II, for the automotive market that will be supported by Sprint services. The product will be branded Audiovox Car Connection powered by Sprint. It will provide a primary -- as a primary feature, it will have the ability to address distracted driving by preventing texting when the vehicle is in motion.

Additional OBD II features, include geofencing, where you can set distant parameters and are notified when the car varies from them; speed notification, so you can know that the vehicle is not being operated recklessly. This product will also have personal and fleet applications for vehicle tracking and location, as well as provide driver scoring statistics for fleets and the growing UBI, user-based insurance market. We expect to show the first product at CES in January with product available at retail in Q1.

The improving domestic car market, combined with these new product initiatives, should give us a strong end to this year and position us well in fiscal 2013.

International was a key driver through the first half of the year, and we expect that momentum to continue. We began shipments of our rear seat entertainment system to Bentley during our fiscal fourth quarter, and last month we had the best sales month ever in our international OE group. The IFA show in Berlin gave us the platform to introduce new high-end speaker systems under Magnat, Heco and Klipsch brands. These systems represent new business and are designed to capitalize on the growing trend in Europe to move towards higher-end sound solutions.

In accessories we added a new power and surge line under Schwaiger, as well as a new antenna system that have met with positive response at retail. And we have placed key Schwaiger products in the Bauhaus chain, one of the largest DIY retailers in Germany.

Moving on to Klipsch, through the first half of the year, Klipsch has performed up to expectations both on the top and bottom line and has been a strong cash flow generator for us. Based on new product and distribution, I see significant opportunities over the coming years. The headphone market represents both new products and new business.

Earlier this year, Klipsch launched the S4i, the first three-button, in-ear solution headphone for use with the Apple iPhone to much acclaim. We have followed on with the launch of the first Android high-performance in-ear headphone for use with Droid-based smartphones. These products have also allowed us to increase distribution outside of traditional CE outlets, and we have recently added AT&T and Verizon, giving us global reach wherever those carriers sell.

This month we delivered our first noise-canceling headphone, also a new business segment for us with [Mode], our over-the-ear headphone that retails for $349. The Consumer Electronics Association has identified the $300-plus price range as the fastest growing home audio segment.

You have no doubt heard the buzz over Apple's iPlay, AirPlay, the new Apple technology that lets you play your iTunes library anywhere throughout your home over any WiFi network from any of your Apple smart phone devices. It is also compatible with Android-based smartphones and tablets, and Klipsch has introduced the G17 system, their first AirPlay compatible system, which retails for $549 and is scheduled to ship this month.

And also new for Klipsch this year are their Gallery and Energy-branded sound bar systems. Again, the Consumer Electronics Association has identified this market as one of the biggest growth potentials as TVs become even thinner and the need for compact but powerful sound systems grow.

Regardless of the category, each of our product groups are identifying and developing new products that we believe will offset any end-of-life programs and the current weakness at retail and will give us organic growth within the groups as we move forward into next year and beyond.

In summary, I believe we are positioned well. Car sales are growing again, and we are aligned with the major OEs and, of course, have a big aftermarket presence. We have added retail relationships with hardware, home furnishing, health-related chains, eye care specialists and phone carriers, and we have leading market positions in several product categories with our big box retailers.

Through Klipsch, we will enhance our relationship with Apple, as well as the custom install and commercial channel. And our international operations continue to expand our presence and bring new products to our existing worldwide distribution.

We're generating cash, and we're paying down the debt from our Klipsch acquisition. We have begun the process of consolidating certain fixed overhead expenses that we believe will drive more profits to the bottom line over the next several years.

And, again, irrespective of the economy, which may challenge us, we are on track to meet guidance. We feel strongly that investors will be rewarded for their support of our Company.

I'll now turn the call over to Michael for a review of the financials, and then we will open up the call for questions. Mike?

Michael Stoehr - Audiovox Corp. - SVP & CFO

Thanks, Pat. Good morning, everyone.

Similar to the format in our press release, I will review our three- and six-month comparisons together as there were consistent trends during the periods. I'll then focus remarks on our balance sheet and what we expect moving forward.

Net sales for the fiscal 2012 second quarter were $158.3 million, up 22.5% over the second quarter last year, and for the six month period, sales were $322.7 million, up 24.7%. Driving the increase was the addition of Flip sales, which represented $39.5 million and $74.6 million for the three- and six-month periods. Excluding Flip, sales for both periods were impacted by the retail environment. The slowness among retailers and CE has led to lower sales of consumer goods such as clocks and MP3 digital players, as well as lower sales of accessory products, particularly those attached to TV sales.

Our fulfillment sales of satellite radio were also down as were certain mobile aftermarket products in the second quarter as a result of the supply issue related to the tsunami in Japan. We do see this shortage being overcome during our fiscal fourth quarter.

Our OEM business continued to grow during the second quarter as car sales are increasing and our new international programs came online. Excluding the Klipsch acquisition, our international business grew by approximately 21% year-to-date. This increase occurred in all German operations, Venezuela, and through our OEM program (inaudible), offset by declining sales in our Mexico operations.

With the shift in the quarter and year-to-date product mix trending more towards higher end audio and OEM products and increased margins in accessories, our consolidated gross margins came in at 27.7% in the second quarter and 27% to the first half of the year, up 650 and 600 basis points, respectively.

The increase is just not related to Klipsch. We are seeing improvements pretty much across the board -- in CE, in accessories, in mobile and in our international business, much of this driven by several new products introduced in the first half of the year and price increases we instituted earlier this year. I'll add that while our margins are higher than our previous guidance, we are expecting seasonal sales of satellite radio products and consumer goods in the third and fourth quarters, which will bring our margins more in line with guidance.

Given the performance, though, the first half of the year, we're very comfortable with our previous guidance of 25% but now with an increased upside.

Operating expenses for the three- and six-month periods in fiscal 2012 were $36.2 million and $75.9 million, which represents an increase of $8.9 million for the comparable second quarters and $20.1 million for the comparable six months.

Klipsch expenses were $9.6 million for the second quarter and $19.2 million for the six-month period. When you factor out these and other related acquisition costs of $239,000 and $1.6 million for the three and six months, our core overhead was down more than $900,000 in the second quarter and $700,000 year to date. Offsetting this decrease were increases in compensation expense as a result of employees meeting program requirements and increased professional fees.

Looking ahead, we have identified the further synergies in our business, most on the backend, such as warehousing, freight, logistics, and systems, and we believe over the coming 18 months we may have some further adjustments that would positively impact our bottom line.

We reported operating income of $7.7 million versus $200,000 in the second quarter last year, and for the six month period, operating income was $11.7 million versus an operating loss of $1.3 million, a $13 million improvement.

Other income decreased $2.6 million during the comparable second quarters and approximately $4.4 million for six-month periods principally due to the impairment charges taken on the Company's Bliss-Tel investment of approximately $877,000 and a contingent consideration adjustment of $1.5 million.

Other income was down due to the absence of gains on foreign exchange contracts. Interest in bank charges represent expenses for bank obligations of Audiovox Corporation under its ABL lines, Audiovox Germany, and interest for capital leases.

Equity income of equity investees was up approximately $50,000 during the comparable second quarter and $250,000 for the comparable six-month periods, driven by higher equity income from ASA, our 50/50 joint venture due to increased sales in certain of its markets.

Net income was $3.4 million and $5.5 million for the three- and six-month periods in fiscal 2012 compared to $645,000 and $1.8 million for the same periods last fiscal year. Earnings-per-share were $0.15 versus $0.03 for the second quarter and $0.26 versus $0.08 for the six-month comparison.

Taking into account Klipsch fees, stock-based compensation and discreet tax credits, adjusted EPS was $0.16 versus $0.03 for the second quarter and $0.30 versus $0.08 for the six-month period. We also adjusted last year's first quarter to account for tax benefits.

The effective tax rate for three and six months ended August 31, 2011, was a provision for income taxes of 41.9% and 40.9% compared to benefits for income taxes of 37.6% and 16.4% in prior periods. The effective tax rate for the six months ended August 31, 2011, is different from the statutory rate primarily to state and local tax differences between the US and foreign tax rates and no tax benefits provided related to the impairment charge for Bliss-Tel.

Adjusted EBITDA was $9.7 million versus $3.5 million in last year's second quarter. Adjusted second-quarter EBITDA takes into account Klipsch transaction costs, and charges for stock-based compensation was $10.1 million versus $3.9 million. For the six-month period, EBITDA was $17.9 million versus $6.6 million, and adjusted EBITDA was $19.9 million versus $7.5 million.

As Pat mentioned in his remarks, our bottom-line performance through the first half of this year is ahead of plan, and we feel comfortable with our net income and EBITDA guidance for the full year. Please note, excluding the Klipsch acquisition, EBITDA increased both in the second quarter and year-to-date for the remaining Audiovox groups.

Moving to our balance sheet, operating activities provided net cash of $36.1 million during the six months ended August 31, 2011, principally due to lower accounts receivables and higher accounts payable on for the expenses. Investing activities used cash of $168.1 million; $167.2 million was used for the Klipsch acquisition; and CapEx for the first six months was $982,000.

Additionally, our AR turns improved to 5.5 times compared to 5.3 for the six-month period ended August 31 respectively, and our inventory turns declined to 2.7 compared to 2.8 for the same periods as a result of our seasonal inventory build.

As of August 31, 2011, we had working capital of $181 million, which includes cash and short-term investments of $14.3 million compared to working capital of $258.5 million, and cash and short-term investments are $98.6 million as of February 28, 2011. The decrease in cash was primarily related to our Klipsch acquisition, which closed on March 1 of this year.

As of August 31, our outstanding borrowings were $54 million, and our net debt position was approximately $40 million. Our ABL debt was $49 million. Keep in mind the fiscal third quarter is typically our strongest selling season and thus requires the most working capital throughout the year. Our cash position will begin to ramp back up in the fourth quarter and more so over the first fiscal quarter of next fiscal year.

In closing, our margins are ahead of projections, our overhead is less than anticipated, and we have identified more synergies in our business units that we will realize over the next few fiscal years.

We are generating cash flow, our capital expenditures are estimated to be between $4 million to $4.5 million annually, and we are in the position to repay the debt on our ABL within a two to two and a half year period, barring any additional acquisitions. There are unknowns in the market today, but we're in a good position to deliver on the bottom line.

I'd like to turn the call back to Pat.

Patrick Lavelle - Audiovox Corp. - President & CEO

Okay. Thank you, Michael. And, at this time, we will open up the call to any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Matt Spratford, Sidoti & Company.

Matt Spratford - Sidoti & Company - Analyst

I just had a couple of mix questions for you.

First off, I was just curious, just Klipsch sales in the quarter, how do they stack up year over year?

Patrick Lavelle - Audiovox Corp. - President & CEO

They are ahead of their last year's numbers from a topline standpoint.

Matt Spratford - Sidoti & Company - Analyst

No chance of getting a specific number on that?

Patrick Lavelle - Audiovox Corp. - President & CEO

No, we won't report it separately.

Matt Spratford - Sidoti & Company - Analyst

Okay, no problem. And then just on the Klipsch margins, I was just curious how they compare through the first half versus 2010.

Patrick Lavelle - Audiovox Corp. - President & CEO

They are running consistent with the plan that we had put in place at the beginning of the year when we acquired them, and they are consistent with their past performance.

Matt Spratford - Sidoti & Company - Analyst

Any indication about where you see those trending over the next three or four quarters?

Patrick Lavelle - Audiovox Corp. - President & CEO

This quarter coming up or the quarter that we are in now is the Christmas season and holiday period. And that it's going to -- that is our biggest of the year. And they have their projections in place.

As I said earlier, we are loading in for Christmas. We do have some concern with consumer confidence as to whether or not they are really going to show up at Christmas and whether or not it's going to be robust. We have seen a lot of different reports coming from other companies within the CE space having the same concern.

But, nonetheless, we are loading in for Christmas based on the projections that we've had. We have to see the consumer come in because obviously Christmas is not just one loaded.

Matt Spratford - Sidoti & Company - Analyst

So it is basically going to be a mix then, I'm assuming, right?

Patrick Lavelle - Audiovox Corp. - President & CEO

I'm sorry. I missed that.

Matt Spratford - Sidoti & Company - Analyst

So the Klipsch margin will more or less just be determined by mix?

Patrick Lavelle - Audiovox Corp. - President & CEO

No, the Klipsch margin is going to be consistent again with their past performance. They may have -- with the introduction of the headphones and some of the in-ear, which do have a little bit different margin there than their regular speakers, it may have some impact, but it would be very, very slight.

Matt Spratford - Sidoti & Company - Analyst

That's definitely helpful. Thanks, Pat.

And then the next one, I was just curious, I don't know if you can comment on this, but if you could give us a picture of how the accessory margins are trending year over year compared to last year?

Patrick Lavelle - Audiovox Corp. - President & CEO

The accessory margins are doing very well. For the quarter, our margins were up over 600 basis points in the accessory group. And that is really based on the fact that there is new product coming through, that we always enjoy a little bit better margin on new product. But we're also focusing our sales efforts on higher margin products. That has been something that we have been looking to do across all of our categories, and it has obviously worked well for the accessory group this past.

Year over year, they're up as well.

Matt Spratford - Sidoti & Company - Analyst

One last one and then I'll just hop back in the queue. I was just kind of curious, given the cautious stance the retailers seem to be taking toward the holidays, do you think we can expect some last-minute holiday orders will bleed into Q4?

Patrick Lavelle - Audiovox Corp. - President & CEO

Well, one of the things that we have not done -- and we haven't done it for the past three or four years -- is we have not really taken any chances on any big Black Friday promotions. But we have the inventory coming for Christmas. So if someone falls off, we are going to have inventory to sell to other customers. But, suffice it to say, that we have the inventory coming to catch all sales that are going to be there for Christmas.

Matt Spratford - Sidoti & Company - Analyst

Thanks, Pat. Appreciate it.

Operator

(Operator Instructions).

Patrick Lavelle - Audiovox Corp. - President & CEO

Okay. If there are no further questions --

Operator

Pardon the interruption, but Mr. Matt Spratford has a follow-up question. Please proceed.

Patrick Lavelle - Audiovox Corp. - President & CEO

Okay.

Matt Spratford - Sidoti & Company - Analyst

Sorry, I just figured I'd give somebody else a chance. I just had a couple of housekeeping questions for you.

Just curious what was driving that other decline in other income we saw this quarter, and do you think that is a one-time event, or can we expect similar effects going forward?

Michael Stoehr - Audiovox Corp. - SVP & CFO

Matt, that, as I mentioned, that the other impact was impacted by the charge for the Bliss-Tel, which is fully completed. And also, we had on the acquisition, the Thomson acquisition, we had some considerations that were reversed. And that was finished also. There will be no foreign exchange because, as we noted in the footnotes, the Company has an effective hedge position. So we will not be running through the other income line.

Matt Spratford - Sidoti & Company - Analyst

And then on the interest and bank charges line, I'm curious. Is there any acquisition, any more one-time related charges to the acquisition in that? Or do you see that number coming down a little bit as we move forward?

Michael Stoehr - Audiovox Corp. - SVP & CFO

That also is done. The only thing that goes -- by the way, the acquisition charges occur in the professional fees. On the bank charges, you just get the standard interest and the amortization of the debt discount.

Matt Spratford - Sidoti & Company - Analyst

So do you think that is a representative number looking forward, or will that come down a bit?

Michael Stoehr - Audiovox Corp. - SVP & CFO

It will stay about the same as third quarter, come off in the fourth as the debts pay down.

Matt Spratford - Sidoti & Company - Analyst

And then just one last one, I don't know if you can comment on this, but I'm just kind of curious, maybe if you can give us an idea of OEM as a percentage of Q2 sales?

Michael Stoehr - Audiovox Corp. - SVP & CFO

And that -- I'll get it to you.

Matt Spratford - Sidoti & Company - Analyst

Or I don't know if you are comfortable, but if you could maybe just an overall revenue number, too, that would be helpful.

Michael Stoehr - Audiovox Corp. - SVP & CFO

Well, we don't report the revenue, but if we give you the percentage, you can roughly get an idea of it. The OEM sales -- in the 20s.

Matt Spratford - Sidoti & Company - Analyst

Got you. Definitely helpful. I think that's it. Thanks, guys. Appreciate it.

Operator

Gentlemen, you have no further questions at this time. I'll turn it over for closing remarks.

Patrick Lavelle - Audiovox Corp. - President & CEO

Well, thank you. I'd like to thank you all for listening in today, and I'd like to thank you for your support of Audiovox. Have a great day. Thank you.

Operator

Thank you very much. This concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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